Exhibit 99.1

Murphy USA Inc. Reports Third Quarter 2019 Results

El Dorado, Arkansas, October 30, 2019 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and nine months ended September 30, 2019.
Key Highlights:
•Net income was $69.2 million, or $2.18 per diluted share, in Q3 2019 compared to net income of $45.0 million, or $1.38 per diluted share, in Q3 2018

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including  RINs) for Q3 2019 was 20.1 cpg compared to 16.2 cpg in Q3 2018

•Total retail gallons increased 5.3% in Q3 2019 compared to Q3 2018 and volumes on a same store sales ("SSS") basis improved 2.7%

•Merchandise contribution dollars grew 6.4% to $111.2 million compared to the prior-year quarter, on average unit margins of 16.3% in the 2019 third quarter and on a SSS basis improved 6.0%

•The credit agreement was amended and restated to extend the maturity date to August 2024 and provided for a $250 million term facility that will mature August 2023, of which $200 million was outstanding at September 30, 2019

•Called $500 million 6% Senior Notes due 2023, which resulted in a loss on early debt extinguishment of $14.8 million, and issued $500 million of 4.75% Senior Notes due 2029

•Common shares repurchased during the third quarter of 2019 were approximately 1.2 million for $109.0 million at an average price of $89.51 per share

"The third quarter performance clearly demonstrates some of the benefits of recent investments as Adjusted EBITDA grew 51% over the prior year, capitalizing on market share gains in both the fuels and merchandise business," said President and CEO Andrew Clyde. "New stores are also outperforming the network, which gives us a high level of confidence ahead of an increase in our organic growth over the next several years. Finally, we re-financed the balance sheet to accelerate our share repurchase activity in the third quarter, jumpstarting the benefits we expect from our previously announced up to $400 million share repurchase program."

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2019	2018	2019	2018
Net income (loss) ($ Millions)	$69.2	$45.0	$107.2	$136.1
Earnings per share (diluted)	$2.18	$1.38	$3.33	$4.11
Adjusted EBITDA ($ Millions)	$158.7	$105.2	$310.2	$262.9

Net income, Adjusted EBITDA, and diluted EPS in Q3 2019 were greater than Q3 2018 levels primarily due to higher all-in fuel contribution combined with higher merchandise contribution, partially offset by higher operating expenses. The current quarter included a loss on early debt extinguishment of $14.8 million pre-tax.

Fuel

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2019	2018	2019	2018
Total retail fuel contribution ($ Millions)	$206.4	$151.4	$446.3	$375.5
Total PS&W contribution ($ Millions)	10.7	9.7	46.6	24.7
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	8.5	11.6	28.6	67.3
Total fuel contribution ($ Millions)	$225.6	$172.7	$521.5	$467.5
Retail fuel volume - chain (Million gal)	1,120.6	1,064.2	3,302.6	3,143.4
Retail fuel volume - per site (K gal APSM)*	254.8	245.9	250.5	242.3
Retail fuel volume - per site (K gal SSS)**	249.5	243.7	245.9	241.4
Total fuel contribution (including retail, PS&W and RINs) (cpg)	20.1	16.2	15.8	14.9
Retail fuel margin (cpg)	18.4	14.2	13.5	11.9
PS&W including RINs contribution (cpg)	1.7	2.0	2.3	3.0
* Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
**2018 amounts not revised for 2019 raze-and-rebuild activity

Total fuel contribution dollars increased 30.6%, or $52.9 million, in the third quarter of 2019. Retail fuel margins of 18.4 cpg were a 29.6% improvement from the third quarter 2018, which combined with higher same store volumes improved total retail contribution dollars by $55.0 million to $206.4 million. Q3 2019 PS&W margins (including RINs) were $2.1 million lower when compared to Q3 2018 due to decreased RIN sales volumes partially offset by a higher PS&W contribution.

Merchandise

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2019	2018	2019	2018
Total merchandise contribution ($ Millions)	$111.2	$104.5	$314.2	$298.3
Total merchandise sales ($ Millions)	$681.1	$623.7	$1,946.1	$1,807.5
Total merchandise sales ($K SSS)[1,2]	$154.3	$144.7	$147.3	$140.0
Merchandise unit margin (%)	16.3%	16.8%	16.1%	16.5%
Tobacco contribution ($K SSS)[1,2]	$15.5	$14.2	$14.4	$13.6
Non-tobacco contribution ($K SSS)[1,2]	$10.2	$10.2	$9.8	$9.6
Total merchandise contribution ($K SSS)[1,2]	$25.7	$24.4	$24.2	$23.2
[1]2018 amounts not revised for 2019 raze-and-rebuild activity
2SSS metric does not reflect loyalty program activity

Total merchandise contribution increased 6.4% to $111.2 million in the third quarter 2019, due to higher sales across the chain and strong new store performance. The continued higher contribution from the lower-margin tobacco categories and enhanced promotional activities lowered the average unit margins by 50 basis points versus the prior year quarter to 16.3%. Total merchandise contribution dollars per store increased 6.0% to $25.7 thousand on a SSS basis from growth in the tobacco category.

Other Areas

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2019	2018	2019	2018
Total station and other operating expense ($ Millions)	$143.4	$139.7	$421.8	$401.9
Station OPEX excluding credit card fees ($K APSM)	$22.0	$21.6	$21.7	$20.8
Total SG&A cost ($ Millions)	$36.0	$32.6	$105.7	$102.3

Total station and other operating expenses, excluding payment fees, increased 1.7% on an APSM metric primarily due to higher employee related costs. Total SG&A costs were $3.4 million higher in Q3 2019 when compared to 2018, primarily due to increased professional fees and incentive award expenses.

Station Openings
Murphy USA opened five new retail locations in Q3 2019, bringing the store count to 1,479, consisting of 1,160 Murphy USA sites and 319 Murphy Express sites. A total of 21 stores are currently under construction and include 11 new retail locations and 10 kiosks undergoing raze-and-rebuild that will return to operation as 1400 sq. ft. stores and all but 3 new retail locations are expected to be in operation in Q4.

Financial Resources

	As of September 30,
Key Financial Metrics	2019	2018
Cash and cash equivalents ($ Millions)	$247.7	$75.4
Long-term debt ($ Millions)	$966.4	$846.6

Cash balances as of September 30, 2019 totaled $247.7 million. Long-term debt consisted of approximately $493 million in carrying value of 4.75% senior notes due in 2029, $296 million in carrying value of 5.625% senior notes due in 2027 and $200 million of term debt less $20 million of current maturities, which is reflected in current liabilities. The asset-based revolving facility (the "ABL") was undrawn and had a borrowing capacity of $258 million as of September 30, 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Financial Metric	2019	2018	2019	2018
Average shares outstanding (diluted) (in thousands)	31,704	32,536	32,189	33,142

Common shares repurchased during the current quarter were approximately 1.2 million for $109.0 million, of which 1.1 million shares for approximately $98.4 million were made under the $400 million share repurchase program approved by the Board of Directors in July 2019, with approximately $301.6 million remaining in the plan at September 30, 2019. At September 30, 2019, the Company had common shares outstanding of 30,759,651. The effective income tax rate for Q3 2019 was 24.2% compared to 21.1% in Q3 2018. The lower rate in Q3 2018 was due to a discrete tax item related to excess tax benefits from share-based payments.

Financing Update
On August 27, 2019, the credit agreement was amended and restated which provides for an ABL borrowing availability of up to $325 million. Up to $150 million of additional borrowing capacity under the ABL facility may be extended at the request of the borrowers and with the consent of the lenders. The ABL facility is scheduled to mature in August 2024. In addition to the ABL facility, the credit agreement provides for a $250 million term facility that will mature in August 2023. In connection with the new credit agreement, the previous outstanding term loan balance was paid off and $200 million was borrowed under the new term facility.
The 6.0% Senior Notes due 2023 (the "2023 Notes") were called and $500 million aggregate principal amount of 4.75% Senior Notes due 2029 (the "2029 Notes") were issued pursuant to an indenture dated as of September 13, 2019. The 2029 Notes bear interest at a rate of 4.75% per annum, interest is payable on March 15 and September 15 of each year, and the Notes will mature on September 15, 2029.

A pre-tax loss on early debt extinguishment of $14.8 million was recorded within other income (expense), related to the amount paid to retire the 2023 Notes in excess of its carrying value and from recognizing unamortized discounts, deferred financing and other cash costs at the time of the debt extinguishment of the 2023 Notes.

* * * * *

Earnings Call Information
The Company will host a conference call on October 31, 2019 at 10:00 a.m. Central Time to discuss third quarter 2019 results. The conference call number is 1 (844) 613-1037 and the conference number is 8783359. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Sr. Director, Investor Relations christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars, except share and per share amounts)	2019	2018	2019	2018
Operating Revenues
Petroleum product sales (a)	$2,965.5	$3,151.5	$8,595.0	$8,982.8
Merchandise sales	681.1	623.7	1,946.1	1,807.5
Other operating revenues	11.0	12.8	33.3	70.9
Total operating revenues	3,657.6	3,788.0	10,574.4	10,861.2

Operating Expenses
Petroleum product cost of goods sold (a)	2,749.6	2,991.3	8,104.8	8,584.9
Merchandise cost of goods sold	569.9	519.2	1,631.9	1,509.2
Station and other operating expenses	143.4	139.7	421.8	401.9
Depreciation and amortization	37.6	34.2	113.8	99.0
Selling, general and administrative	36.0	32.6	105.7	102.3
Accretion of asset retirement obligations	0.6	0.5	1.6	1.5
Total operating expenses	3,537.1	3,717.5	10,379.6	10,698.8

Net settlement proceeds	—	—	0.1	50.4
Gain (loss) on sale of assets	0.2	(0.5)	0.1	(0.7)
Income (loss) from operations	120.7	70.0	195.0	212.1

Other income (expense)
Interest income	0.8	0.2	2.4	0.8
Interest expense	(15.3)	(13.2)	(42.1)	(39.6)
Loss on early debt extinguishment	(14.8)	—	(14.8)	—
Other nonoperating income (expense)	(0.1)	—	—	0.1
Total other income (expense)	(29.4)	(13.0)	(54.5)	(38.7)
Income (loss) before income taxes	91.3	57.0	140.5	173.4
Income tax expense (benefit)	22.1	12.0	33.3	37.3
Net Income	$69.2	$45.0	$107.2	$136.1

Basic and Diluted Earnings Per Common Share
Basic	$2.20	$1.40	$3.35	$4.15
Diluted	$2.18	$1.38	$3.33	$4.11
Weighted-average Common shares outstanding (in thousands):
Basic	31,447	32,213	31,961	32,815
Diluted	31,704	32,536	32,189	33,142
Supplemental information:
(a) Includes excise taxes of:	$498.9	$464.1	$1,452.5	$1,364.8

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2019	2018	2019	2018

Operating Revenues
Petroleum product sales	$2,965.5	$3,151.5	$8,595.0	$8,982.8
Merchandise sales	681.1	623.7	1,946.1	1,807.5
Other operating revenues	11.0	12.8	33.2	70.4
Total operating revenues	3,657.6	3,788.0	10,574.3	10,860.7

Operating expenses
Petroleum products cost of goods sold	2,749.6	2,991.3	8,104.8	8,584.9
Merchandise cost of goods sold	569.9	519.2	1,631.9	1,509.2
Station and other operating expenses	143.4	139.7	421.8	401.9
Depreciation and amortization	34.2	31.5	104.0	92.4
Selling, general and administrative	36.0	32.6	105.7	102.3
Accretion of asset retirement obligations	0.6	0.5	1.6	1.5
Total operating expenses	3,533.7	3,714.8	10,369.8	10,692.2

Gain (loss) on sale of assets	0.2	(0.5)	0.1	(0.7)
Income from operations	124.1	72.7	204.6	167.8

Other income (expense)
Interest expense	—	—	(0.1)	—
Other nonoperating income (expense)	—	—	—	0.1
Total other income (expense)	—	—	(0.1)	0.1

Income (loss) from operations
before income taxes	124.1	72.7	204.5	167.9
Income tax expense	30.1	18.1	49.8	41.8
Income (loss) from operations	$94.0	$54.6	$154.7	$126.1

Total tobacco sales revenue same store sales[1,2]	$112.3	$104.7	$106.0	$100.7
Total non-tobacco sales revenue same store sales[1,2]	42.0	40.0	41.3	39.3
Total merchandise sales revenue same store sales[1,2]	$154.3	$144.7	$147.3	$140.0
[1]2018 amounts not revised for 2019 raze-and-rebuild activity
2SSS metric does not reflect loyalty program activity

Store count at end of period	1,479	1,461	1,479	1,461
Total store months during the period	4,398	4,327	13,185	12,974

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Nine months ended
	September 30, 2019		September 30, 2019
	SSS*	APSM	SSS*	APSM
Fuel gallons per month	2.7%	3.6%	2.8%	3.4%

Merchandise sales	7.2%	7.4%	6.2%	5.9%
Tobacco sales	8.7%	8.5%	7.1%	6.4%
Non tobacco sales	3.3%	5.4%	4.0%	5.7%

Merchandise margin	6.0%	4.7%	5.3%	3.6%
Tobacco margin	10.8%	9.5%	8.2%	6.7%
Non tobacco margin	(0.5)%	1.4%	1.2%	3.0%
*SSS metric does not reflect loyalty program activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2018 for the sites being compared in the 2019 versus 2018 comparison). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$247.7	$184.5
Accounts receivable—trade, less allowance for doubtful accounts of $1.2 in 2019 and $1.1 in 2018	164.3	138.8
Inventories, at lower of cost or market	233.8	221.5
Prepaid expenses and other current assets	19.1	25.3
Total current assets	664.9	570.1
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,074.8 in 2019 and $974.2 in 2018	1,789.3	1,748.2
Other assets	162.5	42.5
Total assets	$2,616.7	$2,360.8
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$21.3	$21.2
Trade accounts payable and accrued liabilities	495.6	456.9
Total current liabilities	516.9	478.1

Long-term debt, including capitalized lease obligations	966.4	842.1
Deferred income taxes	199.0	192.2
Asset retirement obligations	32.3	30.7
Deferred credits and other liabilities	123.1	10.4
Total liabilities	1,837.7	1,553.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2019 and 2018, respectively)	0.5	0.5
Treasury stock (16,007,513 and 14,505,681 shares held at
2019 and 2018, respectively)	(1,073.2)	(940.3)
Additional paid in capital (APIC)	536.4	539.0
Retained earnings	1,315.3	1,208.1
Total stockholders' equity	779.0	807.3
Total liabilities and stockholders' equity	$2,616.7	$2,360.8

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars)	2019	2018	2019	2018
Operating Activities
Net income (loss)	$69.2	$45.0	$107.2	$136.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	37.6	34.2	113.8	99.0
Deferred and noncurrent income tax charges (credits)	4.2	2.5	6.9	13.9
Accretion of asset retirement obligations	0.6	0.5	1.6	1.5
Pretax (gains) losses from sale of assets	(0.2)	0.5	(0.1)	0.7
Net (increase) decrease in noncash operating working capital	(3.2)	(11.2)	(3.7)	(15.8)
Loss on early debt extinguishment	14.8	—	14.8	—
Other operating activities - net	3.7	3.6	11.1	6.0
Net cash provided by operating activities	126.7	75.1	251.6	241.4
Investing Activities
Property additions	(67.1)	(60.7)	(153.7)	(163.0)
Proceeds from sale of assets	1.0	—	2.4	1.2
Other investing activities - net	(0.2)	(1.0)	(0.7)	(5.9)
Net cash required by investing activities	(66.3)	(61.7)	(152.0)	(167.7)
Financing Activities
Purchase of treasury stock	(109.0)	—	(139.1)	(144.4)
Borrowings of debt	693.7	—	693.7	—
Repayments of debt	(562.4)	(5.3)	(573.1)	(15.9)
Debt issuance costs	(3.1)	—	(3.1)	—
Early debt extinguishment costs	(10.4)	—	(10.4)	—
Amounts related to share-based compensation	(0.1)	(4.6)	(4.4)	(8.0)
Net cash provided (required) by
financing activities	8.7	(9.9)	(36.4)	(168.3)
Net increase (decrease) in cash, cash equivalents, and restricted cash	69.1	3.5	63.2	(94.6)
Cash, cash equivalents, and restricted cash at beginning of period	178.6	71.9	184.5	170.0
Cash, cash equivalents, and restricted cash at end of period	$247.7	$75.4	$247.7	$75.4

Cash and cash equivalents at beginning of period	$178.6	71.9	184.5	170.0
Restricted cash at beginning of period	—	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	$178.6	$71.9	$184.5	$170.0

Cash and cash equivalents at end of period	$247.7	75.4	$247.7	$75.4
Restricted cash at end of period	—	—	—	—
Cash, cash equivalents, and restricted cash at end of period	$247.7	$75.4	$247.7	$75.4

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of dollars)	2019	2018	2019	2018

Net income	$69.2	$45.0	$107.2	$136.1

Income tax expense (benefit)	22.1	12.0	33.3	37.3
Interest expense, net of interest income	14.5	13.0	39.7	38.8
Depreciation and amortization	37.6	34.2	113.8	99.0
EBITDA	$143.4	$104.2	$294.0	$311.2

Net settlement proceeds	—	—	(0.1)	(50.4)
Accretion of asset retirement obligations	0.6	0.5	1.6	1.5
(Gain) loss on sale of assets	(0.2)	0.5	(0.1)	0.7
Loss on early debt extinguishment	14.8	—	14.8	—
Other nonoperating (income) expense	0.1	—	—	(0.1)
Adjusted EBITDA	$158.7	$105.2	$310.2	$262.9